UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 2, 2012 (June 30, 2012)

EverBank Financial Corp

(Exact name of registrant as specified in its charter)

Delaware	001-35533	52-2024090

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Riverside Ave., Jacksonville, FL	32202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code                                         (904) 281-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 30, 2012, EverBank, a federal savings association and a wholly owned subsidiary of EverBank Financial Corp (the “Company”), entered into a Stock and Asset Purchase Agreement and a Tax Matters Agreement with General Electric Capital Corporation (“GECC”) (collectively the “Purchase Agreement”) pursuant to which the Company agreed to purchase all of the issued and outstanding stock of Business Property Lending, Inc. (“BP”), a wholly owned subsidiary of GECC, for approximately $2.51 billion in cash, which amount will be adjusted for changes in the book value of BP’s assets between signing and closing (the “Transaction”). At the time of the closing of the Transaction, BP will own GECC’s platform for originating and servicing commercial real estate loans for essential use properties owned or leased by small and midsize businesses. The Transaction is currently expected to close in the fourth quarter of 2012 (the “Closing”), subject to the receipt of regulatory approvals and the satisfaction of certain other customary closing conditions.

The purchase price will be funded through a combination of the Company’s cash on hand and existing available borrowing facilities. The acquisition will include approximately $2.44 billion of performing business lending loans selected by the Company, the origination and servicing platforms, 108 employees and servicing rights relating to $3.1 billion of loans securitized by GECC. Following the Transaction, BP will become a wholly owned indirect subsidiary of the Company.

The Company and GECC also have each made customary representations, warranties and covenants in the Purchase Agreement, including covenants with respect to the conduct of the BP business during the interim period between the execution of the Purchase Agreement and the Closing. GECC has also made certain additional customary covenants, including not to solicit or initiate discussions with a third party, engage in negotiations or provide any non-public information concerning alternative business combination transactions with respect to BP and its business.

In addition to a customary indemnity for breaches of representations and warranties and covenants, the Purchase Agreement also provides that GECC will indemnify the Company for losses incurred in connection with pre-Closing matters. Certain of the indemnification obligations of each party are subject to deductible amounts and caps and other limitations on liability. The Purchase Agreement provides certain customary termination rights for both parties.

The representations and warranties in the Purchase Agreement are the product of negotiations between the parties thereto and are for their sole benefit. Any inaccuracies in such representations and warranties are subject to waiver by the parties thereto in accordance with the Purchase Agreement without notice or liability to any other person. In some instances, the representations and warranties in the Purchase Agreement may be qualified by disclosures made by the parties, may be made only as of a particular date or dates, may be subject to more recent developments which may not be reflected in the Purchase Agreement or the Company’s other public disclosures, may represent an allocation among the parties thereto of risks associated with particular matters regardless of the knowledge of any of the parties thereto, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, such representations and warranties may not describe the actual facts or circumstances as of the date of the Purchase Agreement or as of any other date and should not be relied upon.

The foregoing summary of the Purchase Agreement and the Transaction does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Stock and Asset Purchase Agreement and the Tax Matters Agreement, copies of which are attached hereto as Exhibit 2.1 and Exhibit 2.2 and which are incorporated herein in their entirety by reference.

Item 7.01 Regulation FD Disclosure.

On July 2, 2012, the Company distributed and made available to investors, and posted on its website, the investor presentation attached hereto as Exhibit 99.2.

The information included in the preceding paragraph, as well as the exhibit referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 8.01 Other Events.

On July 2, 2012, the Company issued a press release announcing the execution of the Purchase Agreement, along with the Company’s intention to host a conference call to discuss this announcement at 8:30 a.m. (Eastern Time) on Monday, July 2, 2012.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, by and between EverBank Financial Corp and General Electric Capital Corporation, dated June 30, 2012

2.2	Tax Matters Agreement by and between EverBank Financial Corp and General Electric Capital Corporation, dated June 30, 2012

99.1	Press release, dated July 2, 2012

99.2	Investor Presentation, dated July 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EverBank Financial Corp (Registrant)

By:	/s/ Thomas A. Hajda
	Name:	Thomas A. Hajda
	Title:	Executive Vice President, General Counsel and Secretary

Dated: July 2, 2012

EXHIBIT LIST

Exhibit No.	Description

2.1	Stock and Asset Purchase Agreement, by and between EverBank Financial Corp and General Electric Capital Corporation, dated June 30, 2012

2.2	Tax Matters Agreement by and between EverBank Financial Corp and General Electric Capital Corporation, dated June 30, 2012

99.1	Press release, dated July 2, 2012

99.2	Investor Presentation, dated July 2, 2012